EXHIBIT 99.1

REALNETWORKS ANNOUNCES SECOND QUARTER 2003 RESULTS

Launch of RealOne RHAPSODY and Agreement with Vodafone for Helix Mobile Media
Technology Extend RealNetworks’ Reach in the Music and Wireless Sectors

Revenue up 6% over Q1 ‘03 and 13% over Q2’02

SEATTLE, July 23, 2003 — RealNetworks, Inc. (Nasdaq: RNWK)), the leading global provider of network-delivered digital audio and video services, today announced results for the quarter ended June 30, 2003. For the second quarter of 2003, revenue was $49.6 million, up 6% from the first quarter of 2003, and up 13% from the second quarter of 2002. Net loss was $9.6 million or ($0.06) per share. Included in net loss was a charge of $7.1 million, or ($0.04) per share for an accrual related to a loss on excess office facilities. Excluding the lease loss accrual, the loss of ($0.02) per share met the guidance provided last quarter, and compares with a net loss of ($0.02) per share for the first quarter of 2003 and a net loss of ($0.01) per share for the second quarter of 2002.

“In the second quarter we grew our revenue nicely and made progress in each of our two main business areas,” said Rob Glaser, CEO, RealNetworks, Inc. “We continued to drive our paid content business forward, including introducing a new product, RealOne Rhapsody, that we believe will position RealNetworks very well for the future of the digital music business. We also made major progress in mobile media systems software, laying the foundation for what we believe is a very promising opportunity.”

Second quarter subscription revenue increased to $25.5 million, or an 8% increase compared to the first quarter of 2003 and a 43% increase over the second quarter of 2002. Second quarter 2003 consumer revenue, which includes subscription revenue, increased slightly to $31.6 million from $31.5 million in the first quarter. Systems revenue increased to $16.5 million from $14.0 million in the first quarter. Gross margin decreased slightly sequentially to 70%. Cash increased in the second quarter to $389 million reflecting the results of the convertible subordinated notes offering RealNetworks announced in the quarter.

For the third quarter of 2003, RealNetworks expects modest sequential revenue growth due to the anticipated increases in its systems infrastructure business and paid content sales, including subscriptions. RealNetworks expects the acquisition of Listen.com to close in the third quarter. RealNetworks expects the operating loss associated with Listen.com to initially be approximately $2 million per quarter and to decrease over the next several quarters. As a result, RealNetworks expects a loss per share for the third quarter of 2003, including Listen.com operating losses to be in the range of ($0.01) to ($0.03) per share (excluding any potential intangible asset amortization, stock compensation costs, or in-process research and development costs resulting from the Listen.com acquisition; until the acquisition closes and RealNetworks completes its purchase price allocation, it cannot estimate the probable amount or significance of the potential intangible asset amortization or other charges resulting from the Listen.com acquisition).

Introduction of RealOne™ RHAPSODY; Expansion of Paid Content Services

With the introduction last month of RealOne RHAPSODY, RealNetworks began offering a wide range of digital content that can be purchased on both a subscription and individual item basis. RealOne RHAPSODY offers consumers a subscription service that includes over 350,000 tracks that can be listened to on-demand, and over 230,000 that can be purchased individually for $.79 each. Earlier this month Listen.com announced that RHAPSODY users, including RealOne RHAPSODY users, listened to over 11 million on-demand tracks in the month of June.

RealNetworks expanded the distribution of its paid content services in the second quarter through an agreement in which Comcast is offering its 4 million broadband customers a wide array of downloadable and online web games using the games and software of RealOne Arcade.

RealNetworks also took advantage of the growth in broadband usage by announcing a series of content offerings with ABC News, Wimbledon and The Weather Channel. RealOne became the only premium content subscription service offering ABC News Live, ABC News’ 24-hour live news service. Wimbledon Plus, which included video highlights and selected live audio coverage of Wimbledon, was provided to online tennis fans throughout the world. RealNetworks also announced an agreement to feature expanded video weather content from The Weather Channel.

In the second quarter RealNetworks launched RealOne OpenPass, a new offering that makes it easier for content providers to use RealNetworks technology and services to reach RealNetworks’ large base of subscribers and RealOne Player users. Already Motor Trend, Sporting News Radio, as well as 19 other providers are using the RealOne OpenPass service to provide their content to their subscribers.

Making Strides in the Mobile Industry

Building on relationships with Nokia and Ericsson, RealNetworks announced in the second quarter a strategic relationship with Vodafone, one of the world’s largest mobile telecommunications network companies, in which RealNetworks will provide technology to power audio and video services for Vodafone. The Helix™ Universal Mobile Server and Helix Universal Mobile Gateway enable Vodafone and its partners to offer their consumers audio and video services in both 3GPP compliant standards-based formats and RealAudio® and RealVideo®. Other elements of the solution include media download and asset management technologies.

Additionally, in the second quarter, RealNetworks launched the RealOne Mobile Media Guide, a service that enables consumers to listen to breaking news and sports headlines or watch movie trailers and music videos directly from their mobile phone. This new service is available on Pocket PC devices and Nokia Series 60 based devices including the 3650, 7650 and newly announced 6600.

ADJUSTED EPS

Certain financial analysts track RealNetworks’ performance based on measures other than GAAP, including Adjusted EPS. As a result, RealNetworks provides the following reconciliation from net loss reported in accordance with generally accepted accounting principles. For the quarter ended June 30, 2003, excluding non-cash expenses related to stock compensation, minority investments and loss on excess office facilities, but including depreciation charges, adjusted loss per share is as follows:

Quarter Ended June 30, 2003
(in thousands, except per share data)

Net loss	$(9,632)
Amortization of stock compensation	193
Equity in net loss of MusicNet	1,394
Loss on excess office facilities	7,098
Adjusted loss	(947)
Adjusted loss per share	$(0.01)

RealNetworks’ Second Quarter 2003 Earnings will be webcast live today at 5pm ET/ 2pm PT at: . The call will be available on-demand at the same URL upon conclusion of the live feed.

Press Inquiries — Lisa Amore, RealNetworks, (206) 674-2221, lamore@real.com

Financial Inquiries — Michael Eggers, RealNetworks, (206) 674-2529, meggers@real.com

ABOUT REALNETWORKS

RealNetworks, Inc. is the leading global provider of network-delivered digital audio and video services and the creator of the technology that enables digital media creation, distribution and consumption. Consumers use RealNetworks’ RealOne Player and RealNetworks’ content subscription service, RealOne SuperPass, to play free and premium digital content. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://ww.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) the closing of the acquisition of Listen. com; (b)RealNetworks’ future position in the digital music business; (c) RealNetworks’ ability to continue to grow and sustain a successful consumer subscription and paid content businesses, and increase revenue; (d) revenue, expense and net loss projections for the third quarter of 2003; (e) the future content offered by RealNetworks; and (f) the future provision of RealNetworks’ technology to Vodafone. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include whether and when closing of the acquisition of Listen.com will occur; whether RealNetworks will be able to successfully integrate Listen.com following the closing of the acquisition; development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model, and the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the emergence of new entrants and competition in the market for digital media subscription offerings; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2002, and its quarterly report on Form 10-Q for the period ended March 31, 2003, and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

     RealNetworks, RealAudio, RealVideo, Helix, and RealOne are trademarks or registered trademarks of RealNetworks, Inc. Listen.com and RHAPSODY are trademarks or registered trademarks of Listen.com. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.